UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 13, 2016

Date of Report (Date of earliest event reported)

RUBY TUESDAY, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-12454	63-0475239
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

150 West Church Avenue

Maryville, Tennessee 37801

(Address of Principal Executive Offices)

(865) 379-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instructions A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 13, 2016, F. Lane Cardwell, Jr. (age 64) was appointed Interim President and Chief Executive Officer of Ruby Tuesday, Inc. (the “Company”) following the resignation of James J. “JJ” Buettgen. Mr. Cardwell has been a Director of the Company since October 2012 and member of the Executive Compensation and Audit Committees. Previously, Mr. Cardwell has served as the President of Cardwell Hospitality Advisory, President of P.F. Chang’s China Bistro and President and Chief Executive Officer of Boston Market, as well as in a variety of other positions in the restaurant industry. A search for a permanent President and Chief Executive Officer has been commenced.

Additionally, Stephen Sadove has been named non-executive Chairman of the Board of Directors following the announcement by Mr. Buettgen that he will not stand for reelection. Mr. Sadove currently serves as Lead Director.

On September 13, 2016, Sue Briley (age 53) was appointed Chief Financial Officer of the Company. Ms. Briley has over 20 years of finance and restaurant industry experience. She joined the Company in July 2014 as Vice President of Finance and has been serving as Interim Chief Financial Officer since June 2, 2016. Prior to joining the Company, she was the sole proprietor of Symmetry Financial Consulting from July 2013 to July 2014, Director of Financial Planning and Analysis at Margaritaville Enterprises from November 2012 to July 2013 and, prior to that, held a variety of progressively responsible positions in finance, accounting and treasury at Darden Restaurants. Ms. Briley earned a Bachelor of Science degree with a major in Finance at Florida Southern College and an Executive MBA from Strayer University.

Additional information about the appointments of Mr. Cardwell, Mr. Sadove and Ms. Briley is included in the Company’s press release issued on September 13, 2016, which was attached as exhibit 99.1 to the Company’s Form 8-K that was filed on such date, and is incorporated by reference herein. Any change to the compensation of Mr. Cardwell and Ms. Briley has not yet been determined and, if made, will be disclosed by an amendment to this Form 8-K. Mr. Sadove’s compensation will not be changed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2016

RUBY TUESDAY INC.

By:	/s/ Sue Briley
Sue Briley
Chief Financial Officer